Suite 1050, 400 Burrard Street Vancouver, British Columbia V6C 3A6 Canada	e: info@contactgold.com p: +1 (604) 449-3361 w: contactgold.com

CONTACT GOLD UNAWARE OF ANY MATERIAL CHANGE

Vancouver, B.C. (April 15, 2020) - Contact Gold Corp. (the "Company" or "Contact Gold") (TSXV: C) at the request of the Investment Industry Regulatory Organization of Canada ("IIROC"), wishes to confirm that it is not aware of any material, undisclosed information related to the Company that would account for the recent increase in the market price and level of trading volume of its common shares.

About Contact Gold Corp.

Contact Gold is an exploration company focused on producing district scale gold discoveries in Nevada.  Contact Gold's extensive land holdings are on the prolific Carlin, Independence and Northern Nevada Rift gold trends which host numerous gold deposits and mines. Contact Gold's land position comprises approximately 140 km2 of target rich mineral tenure hosting numerous known gold occurrences, ranging from early- to advanced-exploration and resource definition stage.

Additional information about the Company is available at www.contactgold.com.

For more information, please contact: +1 (604) 449-3361

John Glanville - Director Investor Relations

Chris Pennimpede - Corporate Development

E-mail: info@ContactGold.com

Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy of this release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

Cautionary Note Regarding Forward-Looking Information

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking statements") within the meaning of the applicable Canadian securities legislation. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this news release. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as "expects", or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "budget", "scheduled", "forecasts", "estimates", "believes" or "intends" or variations of such words and phrases or stating that certain actions, events or results "may" or "could", "would", "might" or "will" be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements. These forward-looking statements are based on reasonable assumptions and estimates of management of the Company at the time such statements were made. Actual future results may differ materially as forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance or achievements expressed or implied by such forward-looking statements. Although the forward-looking statements contained in this news release are based upon what management of the Company believes, or believed at the time, to be reasonable assumptions, the Company cannot assure shareholders that actual results will be consistent with such forward-looking statements, as there may be other factors that cause results not to be as anticipated, estimated or intended. Readers should not place undue reliance on the forward-looking statements and information contained in this news release. The Company assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.